Ex-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

December 27, 2007

Delaware Group Tax-Free Fund
Voyageur Intermediate Tax Free Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the series of Delaware Group Tax-Free Fund and Voyageur Intermediate Tax Free Funds set forth below (each a “Fund”), the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that such Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period January 1, 2008 through December 31, 2008.

Registrant/Fund	Class	12b-1 Cap
Delaware Group Tax-Free Fund
Delaware Tax-Free USA Intermediate Fund	Class A	0.15%
Voyageur Intermediate Tax Free Funds
Delaware Tax-Free Minnesota Intermediate Fund	Class A	0.15%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ Theodore K. Smith
	Name:	Theodore K. Smith
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Tax-Free Fund			Voyageur Intermediate Tax Free Funds

By:	/s/ Patrick P Coyne		By:	/s/ Patrick P Coyne
	Name:	Patrick P. Coyne		Name:	Patrick P. Coyne
	Title:	President		Title:	President
	Date:			Date: